Exhibit 10.1

$100,000,000 REVOLVING CREDIT FACILITY

CREDIT AGREEMENT

by and among

THE DAYTON POWER AND LIGHT COMPANY

and

THE LENDERS PARTY HERETO

and

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent

Dated as of April 21, 2009

i

		4.6.1	Right to Prepay	28
		4.6.2	Replacement of a Lender	29
	4.7	Increased Costs		30
		4.7.1	Increased Costs Generally	30
		4.7.2	Capital Requirements	30
		4.7.3	Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans	30
		4.7.4	Delay in Requests	31
	4.8	Taxes		31
		4.8.1	Payments Free of Taxes	31
		4.8.2	Payment of Other Taxes by the Borrower	31
		4.8.3	Indemnification by the Borrower	31
		4.8.4	Evidence of Payments	31
		4.8.5	Status of Lenders	32
		4.8.6	Refunds	33
	4.9	Indemnity		33

5.	REPRESENTATIONS AND WARRANTIES			34
	5.1	Representations and Warranties		34
		5.1.1	Corporate Status	34
		5.1.2	Corporate Power and Authority	34
		5.1.3	No Violation	34
		5.1.4	Governmental Approvals	35
		5.1.5	Litigation	35
		5.1.6	Use of Proceeds; Margin Regulations	35
		5.1.7	Financial Statements	35
		5.1.8	Material Adverse Effect	36
		5.1.9	Taxes	36
		5.1.10	Title to Property	36
		5.1.11	Insurance	36
		5.1.12	ERISA Compliance	37
		5.1.13	Environmental Matters	37
		5.1.14	Solvency	37
		5.1.15	Lawful Operation; Compliance with Laws	38
		5.1.16	Intellectual Property	38
		5.1.17	Investment Company Act; Federal Power Act	38
		5.1.18	Employment Matters	38
		5.1.19	Full Disclosure	38

6.	CONDITIONS OF LENDING			39
	6.1	Closing		39
		6.1.1	Deliveries	39
		6.1.2	Payment of Fees	40
	6.2	Each Loan		40

7.	COVENANTS			40
	7.1	Affirmative Covenants		40
		7.1.1	Books, Records and Inspections	40

		7.1.2	Insurance	41
		7.1.3	Payment of Taxes and Claims	41
		7.1.4	Preservation of Existence, etc.	41
		7.1.5	Good Repair	41
		7.1.6	Compliance with Statutes, Regulations, Orders, Restrictions	42
		7.1.7	Use of Proceeds	42
		7.1.8	Senior Debt	42
		7.1.9	Anti-Terrorism Laws	42
	7.2	Negative Covenants		42
		7.2.1	Changes in Business	42
		7.2.2	Liens	42
		7.2.3	Merger, Consolidation, Asset Sales	43
		7.2.4	Fiscal Year	44
		7.2.5	Investments	44
		7.2.6	Transactions with Affiliates	45
		7.2.7	Material Agreements	45
		7.2.8	Use of Proceeds/Margin Regulations	45
		7.2.9	No Dividend Restrictions	45
		7.2.10	Swap Agreements	46
		7.2.11	Financial Covenant	46
	7.3	Reporting Requirements		46
		7.3.1	Annual Financial Statements	46
		7.3.2	Quarterly Financial Statements	46
		7.3.3	Certificate of the Borrower	46
		7.3.4	Notices	47

8.	DEFAULT			48
	8.1	Events of Default		48
		8.1.1	Payments Under Loan Documents	48
		8.1.2	Breach of Warranty	48
		8.1.3	Breach of Negative Covenants or Visitation Rights	48
		8.1.4	Breach of Other Covenants	48
		8.1.5	Defaults in Other Agreements or Indebtedness	48
		8.1.6	Final Judgments or Orders	49
		8.1.7	Loan Document Unenforceable	49
		8.1.8	Events Relating to Plans and Benefit Arrangements	49
		8.1.9	Change of Control	49
		8.1.10	Relief Proceedings	49
	8.2	Consequences of Event of Default		50
		8.2.1	Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings	50
		8.2.2	Bankruptcy, Insolvency or Reorganization Proceedings	50
		8.2.3	Set-off	50
		8.2.4	Application of Proceeds	50

9.	THE ADMINISTRATIVE AGENT			51
	9.1	Appointment and Authority		51
	9.2	Rights as a Lender		51
	9.3	Exculpatory Provisions		51

	9.4	Reliance by Administrative Agent		52
	9.5	Delegation of Duties		53
	9.6	Resignation of Administrative Agent		53
	9.7	Non-Reliance on Administrative Agent and Other Lenders		53
	9.8	No Other Duties, etc.		54
	9.9	Administrative Agent’s Fee		54
	9.10	No Reliance on Administrative Agent’s Customer Identification Program		54

10.	MISCELLANEOUS			54
	10.1	Modifications, Amendments or Waivers		54
		10.1.1	Increase of Commitment	54
		10.1.2	Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment	54
		10.1.3	Miscellaneous	55

	10.2	No Implied Waivers; Cumulative Remedies		55
	10.3	Expenses; Indemnity; Damage Waiver		55
		10.3.1	Costs and Expenses	55
		10.3.2	Indemnification by the Borrower	56
		10.3.3	Reimbursement by Lenders	56
		10.3.4	Waiver of Consequential Damages, Etc.	56
		10.3.5	Payments	57
	10.4	Holidays		57
	10.5	Notices; Effectiveness; Electronic Communication		57
		10.5.1	Notices Generally	57
		10.5.2	Electronic Communications	57
		10.5.3	Change of Address, Etc.	58
	10.6	Severability		58
	10.7	Duration; Survival		58
	10.8	Successors and Assigns		58
		10.8.1	Successors and Assigns Generally	58
		10.8.2	Assignments by Lenders	59
		10.8.3	Register	60
		10.8.4	Participations	60
		10.8.5	Limitations upon Participant Rights Successors and Assigns Generally	61
		10.8.6	Certain Pledges; Successors and Assigns Generally	61
	10.9	Confidentiality		61
		10.9.1	General	61
		10.9.2	Sharing Information With Affiliates of the Lenders	62
	10.10	Counterparts; Integration; Effectiveness		62
		10.10.1	Counterparts; Integration; Effectiveness	62
	10.11	CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL		63
		10.11.1	Governing Law	63
		10.11.2	SUBMISSION TO JURISDICTION	63
		10.11.3	WAIVER OF VENUE	63
		10.11.4	SERVICE OF PROCESS	63
		10.11.5	WAIVER OF JURY TRIAL	64
	10.12	USA Patriot Act Notice		64

LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

SCHEDULE 1.1(A)	-	PRICING GRID
SCHEDULE 1.1(B)	-	COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 5.1.1	-	CORPORATE STATUS
SCHEDULE 5.1.5	-	LITIGATION
SCHEDULE 6.1.1	-	OPINION OF COUNSEL
SCHEDULE 7.2.2	-	PERMITTED LIENS
SCHEDULE 7.2.5	-	PERMITTED INVESTMENTS

EXHIBITS

EXHIBIT 1.1(A)	-	ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(N)	-	REVOLVING CREDIT NOTE
EXHIBIT 2.4	-	LOAN REQUEST
EXHIBIT 6.1.1	-	SOLVENCY CERTIFICATE
EXHIBIT 7.3.3	-	QUARTERLY COMPLIANCE CERTIFICATE

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (as may be hereafter amended from time to time, the “Agreement”) is dated as of April 21, 2009 and is made by and among The Dayton Power and Light Company, an Ohio corporation (the “Borrower”), the LENDERS (as hereinafter defined), and PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the “Administrative Agent”).

The Borrower has requested the Lenders to provide a revolving credit facility to the Borrower in an aggregate principal amount not to exceed $100,000,000.  In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1.             CERTAIN DEFINITIONS

1.1           Certain Definitions.  In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:

Acquisition shall mean any acquisition (a) on a going concern basis (whether by purchase, lease or otherwise) of assets constituting a business or a division or line of business of a Person that is not a Subsidiary of the Borrower, and (b) of a majority of the outstanding equity or other similar interests in any such Person (whether by merger, stock purchase or otherwise).

Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns.

Administrative Agent’s Fee shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Administrative Agent’s Letter shall have the meaning specified in Section 9.9 [Administrative Agent’s Fee].

Affiliate shall mean as to any Person any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 10% or more of any class of the voting or other equity interests of such Person, or (iii) 10% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person.

Anti-Terrorism Laws shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended, or replaced).

Applicable Facility Fee Rate shall mean the percentage rate per annum based on the Ratings then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Facility Fee.”

Applicable Margin shall mean, as applicable:

(A)          the percentage spread to be added to the Base Rate applicable to Loans under the Base Rate Option based on the Ratings then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit Base Rate Spread”, or

(B)           the percentage spread to be added to the LIBOR Rate applicable to Loans under the LIBOR Rate Option based on the Ratings then in effect according to the pricing grid on Schedule 1.1(A) below the heading “Revolving Credit LIBOR Rate Spread”.

Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Sale shall mean the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Borrower or any of its Subsidiaries) by the Borrower or any of its Subsidiaries to any Person of any of their respective assets, provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other Property, real or personal, tangible or intangible, in each case in the ordinary course of business.

Assignment and Assumption shall mean an assignment and assumption entered into by a Lender and an assignee permitted under Section 10.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).

Authorized Officer shall mean the Chief Executive Officer, President, Chief Financial Officer, Treasurer or Assistant Treasurer of the Borrower or any officer of the Borrower who succeeds to all or substantially all of the responsibilities of such officers or such other individuals, designated by written notice to the Administrative Agent from the Borrower, authorized to execute notices, reports and other documents on behalf of the Borrower required hereunder.  The Borrower may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.

Base Rate shall mean, for any day, a fluctuating per annum rate of interest equal to the highest of (a) the Federal Funds Open Rate plus 0.5%, and (b) the Prime Rate, and (c) the Daily LIBOR Rate, plus 100 basis points (1.0%).  Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.

Base Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(i) [Revolving Credit Base Rate Option].

Borrower shall have the meaning set forth in preamble hereto.

Borrowing Date shall mean, with respect to any Loan, the date for the making thereof or the renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.

Borrowing Tranche shall mean specified portions of Loans outstanding as follows:  (i) any Loans to which a LIBOR Rate Option applies which become subject to the same Interest Rate Option under the same Loan Request by the Borrower and which have the same Interest Period shall constitute one Borrowing Tranche, and (ii) all Loans to which a Base Rate Option applies shall constitute one Borrowing Tranche.

Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pittsburgh, Pennsylvania and if the applicable Business Day relates to any Loan to which the LIBOR Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

Capital Lease shall mean, as applied to any Person, any lease of any Property (whether real, personal or mixed) by such Person, as lessee, that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

Capitalized Lease Obligations shall mean all obligations under Capital Leases of the Borrower or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities and identified as “capital lease obligations” (or any similar words) on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

Cash Equivalents shall mean any of the following:

(a)           securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(b)           Dollar denominated time deposits, certificates of deposit and bankers’ acceptances of (i) any Lender or (ii) any bank whose short-term commercial paper rating from (A) S&P is at least A-1 or the equivalent thereof or from (B) Moody’s is at least P-1 or the equivalent thereof (any such bank, an “Approved Bank”), in each case with maturities of not more than three months from the date of acquisition;

(c)           commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short- term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be, and in each case maturing within 90 days after the date of acquisition;

(d)           investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (c) above; and

(e)           investments in money market funds access to which is provided as part of “sweep” accounts maintained with a Lender or an Approved Bank.

CERCLA shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Official Body or (c) the making or issuance of any request, guideline or directive (whether or not having the force of Law) by any Official Body.

Change of Control shall mean any of the following:

(a)           during any 12-month period (or, if less, during the period beginning on the Closing Date and ending on the date of determination), individuals who at the beginning of such period constituted the Parent’s Board of Directors (together with any new directors whose election by the Parent’s Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of a majority of the directors who either were directors at the beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(b)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the 1934 Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(c)           the Parent shall cease to own, free and clear of all Liens and other encumbrances and on a fully diluted basis, 100% of the outstanding shares of all classes of stock of the Borrower ordinarily having the right to vote at an election of directors, or any contingency shall occur that causes any class of stock of the Borrower, the shares of which are not owned by the Parent, to have the right to vote at an election of directors.

Closing Date shall mean April 21, 2009.

Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Commitment shall mean as to any Lender its Revolving Credit Commitment, and Commitments shall mean the aggregate of the Revolving Credit Commitments of all of the Lenders.

Compliance Certificate shall have the meaning specified in Section 7.3.3 [Certificate of the Borrower].

Consolidated Net Income shall mean, for any period, the net income (or loss), without deduction for minority interests, of the Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

Consolidated Net Worth shall mean, at any time, all amounts that, in conformity with GAAP, would be included under the caption “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower as of such time, provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.

Consolidated Tangible Assets shall mean at any time the consolidated total assets of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time, but excluding therefrom goodwill, patents, patent applications, permits, trademarks, trade names, copyrights, licenses, franchises, experimental expense, organizational expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets that are properly classified as “intangible assets” in accordance with GAAP.

Consolidated Total Capitalization shall mean the sum of Consolidated Total Debt and Consolidated Net Worth and, to the extent not otherwise included, preferred stock of the Borrower.

Consolidated Total Debt shall mean the sum (without duplication) of all Indebtedness of the Borrower and of each of its Subsidiaries, all as determined on a consolidated basis.

Controlled Group shall mean all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control that, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

Daily LIBOR Rate shall mean, for any day, the rate per annum determined by the Administrative Agent by dividing (a) the Published Rate by (b) a number equal to 1.00 minus the LIBOR Reserve Percentage on such day.

Defaulting Lender shall mean any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured and all interest accruing as a result of such failure has been fully paid in accordance with the terms hereof, or (c) has since the date of this Agreement been deemed insolvent by an Official Body or become the subject of a bankruptcy, receivership, conservatorship or Relief Proceeding of such Lender.

Delinquent Lender shall have the meaning specified in Section 4.3 [Sharing of Payments by Lenders].

Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.

Energy-Related Business shall mean any business engaged in or directly related to:  (a) the production, sale, brokerage, management, transportation, delivery or other provision of energy products, including but not limited to, electricity, natural gas, oil, coal, propane and renewable energy producing materials, (b) the provision of energy conservation services, including, but not limited to, energy audits, installation of energy conservation devices, energy efficient equipment and related systems, (c) the provision of services and equipment in connection with the procurement of such energy products or conservation of energy, (d) engineering, consulting, construction, operational or maintenance services in connection with such energy products, the conservation of energy or with equipment utilizing such energy products or (e) the manufacturing of equipment used in connection with energy production or conservation.

Environmental Claims shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law, including, without limitation, (a) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

Environmental Law shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent, decree or judgment issued to or rendered against the Borrower or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49

U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

Event of Default shall mean any of the events described in Section 8.1 [Events of Default] and referred to therein as an “Event of Default.”

Excluded Taxes shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.8.5 [Status of Lenders], except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 4.8.1 [Payment Free of Taxes] and (d) any U.S. federal backup withholding tax that is imposed under Section 3046 of the Internal Revenue Code as a result of (i) the failure of any Lender to provide the Borrower with a duly completed valid Form W-9 or other form prescribed by Applicable Law for that purpose that includes its correct taxpayer identification number or (ii) notification from the Internal Revenue Service that such Lender has underreported interest income.

Executive Order No. 13224 shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Expiration Date shall mean, with respect to the Commitments, April 20, 2010.

Facility Fees shall mean the fees referred to in Sections 2.3 [Facility Fees].

Federal Funds Effective Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”

as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

Federal Funds Open Rate for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption “OPEN” (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by the Administrative Agent (an “Alternate Source”) (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the “open” rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any advance to which the Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of any such change.

Fitch shall mean Fitch Investors Service Inc. and its successors.

Fitch Rating shall mean, on any date of determination, the rating accorded the Borrower’s senior unsecured long-term debt by Fitch (or if the Obligations are secured, the rating accorded to the Borrower’s senior secured long-term debt by Fitch), or if such rating is unavailable, the Borrower’s long-term issuer default rating accorded to it by Fitch.

Foreign Lender shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

FPA shall mean the Federal Power Act, as amended, and all rules and regulations promulgated thereunder.

GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.

Guaranty Obligations shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary Indebtedness or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Hazardous Materials shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “restricted hazardous materials”, “extremely hazardous wastes”, “restrictive hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect, under any applicable Environmental Law.

Indebtedness shall mean, with respect to any Person, all of the following (without duplication):

(a)           all indebtedness of such Person for borrowed money;

(b)           all bonds, notes, debentures and similar debt securities of such Person;

(c)           the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;

(d)           non-contingent obligations to reimburse any other Person in respect of amounts paid under a letter of credit or similar instrument to the extent that such reimbursement obligations remain outstanding after such obligations become non-contingent;

(e)           all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(f)            all Indebtedness of a second Person secured by any Lien on any Property owned by such first Person, whether or not such Indebtedness has been assumed;

(g)           all Capitalized Lease Obligations of such Person;

(h)           the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;

(i)            the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;

(j)                                     the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and

(k)                                  all Guaranty Obligations of such Person;

provided, however, that (i) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (ii) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.

Indemnified Taxes shall mean Taxes other than Excluded Taxes.

Indemnitee shall have the meaning specified in Section 10.3.2 [Indemnification by the Borrower].

Information shall mean any and all non-public information received from, or made available by, the Borrower or any of its Subsidiaries or any of their respective boards of directors, officers, employees or other representatives relating to the Borrower or any of such Subsidiaries or any of their respective businesses or Affiliates or Affiliates’ businesses.

Interest Period shall mean the period of time selected by the Borrower in connection with (and to apply to) any election permitted hereunder by the Borrower to have Loans bear interest under the LIBOR Rate Option.  Subject to the last sentence of this definition, such period shall be one, two, three or six Months.  Such Interest Period shall commence on the effective date of such Interest Rate Option, which shall be (i) the Borrowing Date if the Borrower is requesting new Loans, or (ii) the date of renewal of or conversion to the LIBOR Rate Option if the Borrower is renewing or converting to the LIBOR Rate Option applicable to outstanding Loans.  Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (B) the Borrower shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date.

Investment shall mean (a) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of any of the capital stock or other equity interest of any other Person, including any partnership or joint venture interest in such Person; (b) any loan or advance to, guarantee or assumption of debt or purchase or other acquisition of any other debt (other than accounts receivable and lease, utility or other deposits arising in the ordinary course of business on terms customary in the trade) of, any Person by the Borrower or any of its Subsidiaries; or (c) any purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

Interest Rate Option shall mean any LIBOR Rate Option or Base Rate Option.

IRS shall mean the Internal Revenue Service.

Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award by or settlement agreement with any Official Body.

Leaseholds shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

Lender Provided Swap shall mean any Swap provided pursuant to a Swap Agreement to the Borrower which is provided by any Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement, (ii) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner, and (iii) is entered into for hedging (rather than speculative) purposes.

Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender.

LIBOR Rate shall mean, with respect to the Loans comprising any Borrowing Tranche to which the LIBOR Rate Option applies for any Interest Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate which appears on the Bloomberg Page BBAM1 (or on such other substitute Bloomberg page that displays rates at which US dollar deposits are offered by leading banks in the London interbank deposit market), or the rate which is quoted by another source selected by the Administrative Agent which has been approved by the British Bankers’ Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (a “LIBOR Alternate Source”), at approximately 11:00 a.m. London time, two (2) Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. Dollars for an amount comparable to such Borrowing Tranche and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any LIBOR Alternate Source, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error)), by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.  LIBOR may also be expressed by the following formula:

Average of London interbank offered rates quoted
by Bloomberg or appropriate successor as shown on

LIBOR =	Bloomberg Page BBAM1
1.00 - LIBOR Reserve Percentage

The LIBOR Rate shall be adjusted with respect to any Loan to which the LIBOR Rate Option applies that is outstanding on the effective date of any change in the LIBOR Reserve Percentage as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the LIBOR Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

LIBOR Rate Option shall mean the option of the Borrower to have Loans bear interest at the rate and under the terms set forth in Section 3.1.1(ii) [Revolving Credit LIBOR Rate Option].

LIBOR Reserve Percentage shall mean as of any day the maximum percentage in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

Lien shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).

Loan Documents shall mean this Agreement, the Administrative Agent’s Letter, the Notes and any other instruments, certificates or material documents delivered in connection herewith or therewith.

Loan Request shall have the meaning specified in Section 2.4 [Revolving Credit Loan Requests].

Loans shall mean collectively and Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan.

Margin Stock shall have the meaning provided in Regulation U.

Material Adverse Effect shall mean any set of circumstances or events which (a) has any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower and its Subsidiaries, taken as a whole, (c) impairs materially the ability of the Borrower and its Subsidiaries, taken as a whole to pay any liabilities or obligations as they mature or become due, or (d) impairs materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

Month, with respect to an Interest Period under the LIBOR Rate Option, shall mean the interval between the days in consecutive calendar months numerically corresponding to the first day of such Interest Period.  If any LIBOR Rate Interest Period begins on a day of a calendar month for which there is no numerically corresponding day in the month in which such Interest Period is to end, the final month of such Interest Period shall be deemed to end on the last Business Day of such final month.

Moody’s shall mean Moody’s Investors Service, Inc. and its successors.

Moody’s Rating shall mean, on any date of determination, the rating accorded the Borrower’s senior unsecured long-term debt by Moody’s (or if the Obligations are secured, the rating accorded to the Borrower’s senior secured long-term debt by Moody’s), or if such rating is unavailable, the Borrower’s long-term issuer credit rating accorded to it by Moody’s.

Multiemployer Plan shall mean a Plan maintained pursuant to a collective bargaining agreement or any other arrangement as to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

1933 Act shall mean the Securities Act of 1933, as amended.

1934 Act shall mean the Securities Exchange Act of 1934, as amended.

Non-Consenting Lender shall have the meaning specified in Section 10.1 [Modifications, Amendments or Waivers].

Notes shall mean the promissory notes in the form of Exhibit 1.1(N) evidencing the Loans.

Notices shall have the meaning specified in Section 10.5 [Notices; Effectiveness; Electronic Communication].

Obligation shall mean any obligation or liability of the Borrower, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Swap and (iii) any Other Lender Provided Financial Service Products.

Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Operating Lease shall mean, with respect to any Person, any lease of any Property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of such Person.

Other Lender Provided Financial Service Products shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides any of the following products or services to the Borrower: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.

Other Taxes shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Parent shall mean DPL Inc., an Ohio corporation.

Participant has the meaning specified in Section 10.8.4 [Participations].

Payment Date shall mean the first day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.

Payment In Full shall mean payment in full in cash of the Loans and other Obligations hereunder and the termination of the Commitments.

PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

Permitted Acquisition shall mean and include any Acquisition as to which all of the following conditions are satisfied:  (a) such Acquisition (i) involves a line or lines of an Energy-Related Business, and (ii) involves a Person or a line or lines of business that are located and operated in the United States; (b) no Potential Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition; (c) such Acquisition is not being consummated on a hostile basis and has been approved by the Board of Directors of the target Person and no material challenge to such Acquisition shall be pending or threatened by any shareholder or director of the seller or Person to be acquired, and (d) as of the date of the consummation of such Acquisition, all approvals required in connection therewith shall have been obtained.

Permitted Liens shall mean Liens permitted by Section 7.2.2 [Liens].

Permitted Restrictive Covenant shall mean (a) any covenant or restriction contained in this Agreement, (b) any covenant or restriction contained in any other agreement that is less burdensome than any covenant or restriction contained in this Agreement, (c) in the case of transfers by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower of any property or assets, any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license or conveyance of similar property or assets; (d) in the case of transfers by any Subsidiary of the Borrower to the Borrower or another Subsidiary of the Borrower of any property or assets, any agreement with the holder of a Lien otherwise permitted to exist under Section 7.2.2(v)(2) restricting on customary terms the transfer of any property or assets subject thereto; (e) any agreement evidencing or setting forth the terms of any refunding, refinancing or replacement Indebtedness the incurrence of which is not prohibited by this Agreement that contains any such restrictions to the extent such restrictions are no less favorable to the Borrower or any of its Subsidiaries or to the rights or interest of the Lenders than the terms in effect in the Indebtedness being so refunded, refinanced or replaced immediately prior to such refunding, refinancing or replacement; (f) any agreement that has been entered into by the Borrower or any of its Subsidiaries for the sale, lease, transfer or other disposition of any of its property or assets so long as such sale, lease, transfer or other disposition is otherwise permitted to be made under Section 7.2.3 [Merger, Consolidation, Asset Sales]; and (g) any agreement evidencing Indebtedness outstanding on the date a Person first becomes a Subsidiary of the Borrower; provided, that such agreement was not created in contemplation of the purchase or other acquisition of such Person by the Borrower or any of its Subsidiaries and does not extend to or cover any property or assets other than the property or assets of the Person becoming such Subsidiary.

Plan shall mean an employee pension benefit plan that is covered by Title IV of ERISA or subject to minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

Person shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.

PNC shall mean PNC Bank, National Association, its successors and assigns.

Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.

Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent.  Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.

Property shall mean, with respect to any Person, any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

Published Rate shall mean the rate of interest published each Business Day in The Wall Street Journal “Money Rates” listing under the caption “London Interbank Offered Rates” for a one month period (or, if no such rate is published therein for any reason, then the Published

Rate shall be the eurodollar rate for a one month period as published in another publication selected by the Administrative Agent).

Ratable Share shall mean the proportion that a Lender’s Commitment bears to the Commitments of all of the Lenders.  If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

Rating Agency shall mean any of Fitch, Moody’s or S&P.

Ratings shall mean any of Fitch Ratings, Moody’s Ratings or S&P Ratings.

RCRA shall mean the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

Real Property shall mean, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

Redeemable Stock shall mean, with respect to any Person, any capital stock or similar equity interests of such Person that (a) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the latest Expiration Date; or (b) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the latest Expiration Date under this Agreement, other than any such repurchase or retirement occasioned by a “change of control” or similar event.

Regulation U shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

Related Parties shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief for any Person in a voluntary or involuntary case under any applicable bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator (or similar official) of such Person for any substantial part of its property, or for the winding-up or liquidation of its affairs, or an assignment for the benefit of its creditors.  Unless otherwise expressly provided, all references used in this definition to “Person” shall mean the Borrower and/or its Subsidiaries.

Reportable Event shall mean a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect a Plan, excluding, however, such events as to which the PBGC has by regulations waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

Required Lenders shall mean

(A)                              If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and

(B)                                If there exist three (3) or more Lenders:

(i)                                     if there are no Loans outstanding, Lenders (excluding each Defaulting Lender) whose Commitments aggregate at least 51% of the Commitments of all of the Lenders, or

(ii)                                  if there are Loans outstanding, any group of Lenders if the sum of the Loans of such group of Lenders (excluding each Defaulting Lender) then outstanding aggregates at least 51% of the total principal amount of all of the Loans of all of the Lenders (excluding each Defaulting Lender) then outstanding.

Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled “Amount of Commitment for Revolving Credit Loans,” as such Commitment is thereafter assigned or modified and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loans shall mean collectively and Revolving Credit Loan shall mean separately all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrower pursuant to Section 2.1 [Revolving Credit Commitments].

Revolving Facility Usage shall mean at any time the sum of the outstanding Loans.

S&P shall mean Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., and its successors.

S&P Rating shall mean, on any date of determination, the rating accorded to the Borrower’s senior unsecured long-term debt by S&P (or if the Obligations are secured, the rating accorded to the Borrower’s senior secured long-term debt by S&P).

Sale and Lease-Back Transaction shall mean any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any Property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Borrower and a Subsidiary of the Borrower or between Subsidiaries of the Borrower), which Property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person.

SEC shall mean the United States Securities and Exchange Commission.

Single Employer Plan shall mean a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

Standard Permitted Liens shall mean the following:

(a)                                  Liens for taxes not yet delinquent or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(b)                                 Liens in respect of Property or assets imposed by law that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that (i) do not secure payment obligations more than 60 days past due; (ii) do not, in the aggregate, materially detract from the value of such Property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries and do not secure any Indebtedness; or (iii) are contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on the books of the Borrower or its respective Subsidiary, as the case may be;

(c)                                  bankers’ Liens and rights of setoff arising by operation of law and contractual rights of setoff;

(d)                                 Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.1.6 [Final Judgments or Orders];

(e)                                  Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; and mechanic’s Liens, carrier’s Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;

(f)                                    leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Borrower or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;

(g)                                 easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (i) a substantial and prolonged interruption or disruption of the business activities of the Borrower and its Subsidiaries considered as an entirety, or (ii) a Material Adverse Effect;

(h)                                 precautionary filing of Uniform Commercial Code financing statements by lessors in connection with Operating Leases;

(i)                                     Liens arising from the rights of lessors under leases (including financing statements regarding Property subject to lease) permitted under this Agreement, provided that such Liens are only in respect of the Property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and

(j)                                     rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.

Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which 50% or more of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person’s Subsidiaries, or (ii) whose policies, management and affairs is directed by such Person or one or more of such Person’s Subsidiaries.  Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

Substantial Portion shall mean, with respect to the Property of the Borrower and its Subsidiaries, Property that (a) represents more than 10% of the Consolidated Tangible Assets of the Borrower and its Subsidiaries as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (b) is responsible for more than 10% of the consolidated net sales or of the Consolidated Net Income of the Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above.

Swap Agreement shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), irrespective of whether any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

Synthetic Lease shall mean any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the “owner” of the leased Property for Federal income tax purposes.

Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

Unfunded Liabilities shall mean the amount, if any, by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all as set forth in the then most recent annual actuarial valuation report for such Plans provided to the Borrower or any of its Subsidiaries using the actuarial assumptions set forth in such report and permitted by applicable law or, in the context of a notice of intent to terminate, or termination of, a Plan, determined as of the date of the Plan’s termination using PBGC actuarial assumptions for Plan terminations

United States and U.S. each shall mean the United States of America.

USA Patriot Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

Wholly-Owned Subsidiary shall mean each Subsidiary of the Borrower at least 95% of whose capital stock, equity interests and partnership interests, other than director’s qualifying shares or similar interests, are owned directly or indirectly by the Borrower.

1.2                                 Construction.  Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the words “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person’s successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding,” and “through” means “through and including”; (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Standard Time or Eastern Daylight Time, as applicable.

1.3                                 Accounting Principles.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 7.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 7.2 [Negative Covenants] shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in financial statements referred to in Section 5.1.7 [Financial Statements].  In the event of any change after the date hereof in GAAP, and if such change would affect the computation of any of the financial covenants set forth in Section 7.2 [Negative Covenants], then the parties hereto agree to endeavor, in good faith, to agree upon an amendment to this Agreement that would adjust such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Borrower’s financial statements at that time, provided that, until so amended such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein.

2.                                       REVOLVING CREDIT FACILITIES

2.1                                 Revolving Credit Commitments.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to such Loan (i) the aggregate amount of Loans from such Lender shall not exceed such Lender’s Commitment and (ii) the Revolving Facility Usage shall not exceed the Commitments.  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1.

2.2                                 Nature of Lenders’ Obligations with Respect to Revolving Credit Loans.  Each Lender shall be obligated to participate in each request for Loans pursuant to Section 2.4 [Revolving Credit Loan Requests] in accordance with its Ratable Share.  The aggregate of each Lender’s Loans outstanding hereunder to the Borrower at any time shall never exceed its Commitment.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrower to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Loans hereunder on or after the Expiration Date.

2.3                                 Facility Fees.  The Borrower agrees to pay to the Administrative Agent on for the account of each Lender, as consideration for such Lender’s Commitments, a nonrefundable facility fee equal to the Applicable Facility Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) times such Lender’s Commitment (the “Facility Fee”); provided, however, that any Facility Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Facility Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no Facility Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Subject to the proviso in the directly preceding sentence, all Facility Fees shall be payable in arrears on each Payment Date.

2.4                                 Revolving Credit Loan Requests.  Except as otherwise provided herein, the Borrower may from time to time prior to the Expiration Date request the Lenders to make Loans, or renew or convert the Interest Rate Option applicable to existing Loans pursuant to Section 3.2 [Interest Periods], by delivering to the Administrative Agent, not later than 11:00 a.m. (i) three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans to which the LIBOR Rate Option applies or the conversion to or the renewal of the LIBOR Rate Option for any Loans; and (ii) on the same day as the proposed Borrowing Date, provided that such Borrowing Date shall be a Business Day (in the event that such Borrowing Date is not a Business Date, the proposed Borrowing Date shall be deemed to be the next Business Day), with respect to the making of a Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, of a duly completed request therefor substantially in the form of Exhibit 2.4 or a request by telephone immediately confirmed in writing by letter, facsimile or telex in such form (each, a “Loan Request”), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify the aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amounts shall be in integral multiples of $500,000 and not less than the lesser of $1,000,000 or the maximum amount available for each Borrowing Tranche under the LIBOR Rate Option and in integral multiples of $100,000 and not less than the lesser of $500,000 or the maximum amount available for Borrowing Tranches under the Base Rate Option.

2.5                                 Making Revolving Credit Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans.

2.5.1                                           Making Revolving Credit Loans.  The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrower and the apportionment among the Lenders of the requested Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders’ Obligations with Respect to Revolving Credit Loans].  Each Lender shall remit the principal amount of each Loan to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 6.2 [Each Loan], fund such Loans to the Borrower in U.S. Dollars and immediately available funds at the Principal Office prior to 2:00 p.m. on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds the Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent].

2.5.2                                           Presumptions by the Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4 [Revolving Credit Loan Requests] and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to the Loans.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.5.3                                           Repayment of Revolving Credit Loans.  The Borrower shall repay the Loans together with all outstanding interest thereon on the Expiration Date.

2.6                                 Notes.  The Obligation of the Borrower to repay the aggregate unpaid principal amount of the Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note dated the Closing Date payable to the order of such Lender in a face amount equal to the Commitment of such Lender.

2.7                                 Use of Proceeds.  The proceeds of the Loans shall be used for general corporate purposes, including providing for backup liquidity.

2.8                                 Voluntary Termination.  Upon at least three (3) Business Days’ prior written notice (or telephonic notice confirmed in writing) to the Administrative Agent, the Borrower shall have the right to terminate in whole the Commitment, provided that all outstanding Loans are contemporaneously prepaid in accordance with this Agreement.

3.                                       INTEREST RATES

3.1                                 Interest Rate Options.  The Borrower shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by it from the Base Rate Option or LIBOR Rate Option set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, the Borrower may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrower may not request, convert to, or renew the LIBOR Rate Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches bearing interest under the LIBOR Rate Option shall be converted immediately to the Base Rate Option, subject to the obligation of the Borrower to pay any indemnity under Section 4.9 [Indemnity] in connection with such conversion.  If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender’s highest lawful rate, the rate of interest on such Lender’s Loan shall be limited to such Lender’s highest lawful rate.

3.1.1                                           Revolving Credit Interest Rate Options.  The Borrower shall have the right to select from the following Interest Rate Options applicable to the Loans:

(i)                                     Revolving Credit Base Rate Option:  A fluctuating rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or

(ii)                                  Revolving Credit LIBOR Rate Option:  A rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the LIBOR Rate plus the Applicable Margin.

3.1.2                                           Rate Quotations.  The Borrower may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.

3.2                                 Interest Periods.  At any time when the Borrower shall select, convert to or renew a LIBOR Rate Option, the Borrower shall notify the Administrative Agent thereof at least three (3) Business Days prior to the effective date of such LIBOR Rate Option by delivering a Loan Request.  The notice shall specify an Interest Period during which such Interest Rate Option shall apply.  Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a LIBOR Rate Option:

3.2.1                                           Amount of Borrowing Tranche.  Each Borrowing Tranche of Loans under the LIBOR Rate Option shall be in integral multiples of $500,000 and not less than $1,000,000; and

3.2.2                                           Renewals.  In the case of the renewal of a LIBOR Rate Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.

3.3                                 Interest After Default.  To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived:

3.3.1                                           Interest Rate.  The rate of interest for each Loan otherwise applicable pursuant to Section 3.1 [Interest Rate Options] shall be increased by 2.0% per annum;

3.3.2                                           Other Obligations.  Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and

3.3.3                                           Acknowledgment.  The Borrower acknowledges that the increase in rates referred to in this Section 3.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrower upon demand by Administrative Agent.

3.4                                 LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.

3.4.1                                           Unascertainable.  If on any date on which a LIBOR Rate would otherwise be determined, the Administrative Agent shall have reasonably determined that:

(i)                                     adequate and reasonable means do not exist for ascertaining such LIBOR Rate, or

(ii)                                  a contingency has occurred which materially and adversely affects the London interbank eurodollar market relating to the LIBOR Rate, the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.2                                           Illegality; Increased Costs; Deposits Not Available.  If at any time any Lender shall have reasonably determined that:

(i)                                     the making, maintenance or funding of any Loan to which a LIBOR Rate Option applies has been made impracticable or unlawful by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law),

(ii)                                  such LIBOR Rate Option will not adequately and fairly reflect the cost to such Lender of the establishment or maintenance of any such Loan, or

(iii)                               after making all reasonable efforts, deposits of the relevant amount in Dollars for the relevant Interest Period for a Loan, or to banks generally, to which a LIBOR Rate Option applies, respectively, are not available to such Lender with respect to such Loan, or to banks generally, in the interbank eurodollar market, then the Administrative Agent shall have the rights specified in Section 3.4.3 [Administrative Agent’s and Lender’s Rights].

3.4.3                                           Administrative Agent’s and Lender’s Rights.  In the case of any event specified in Section 3.4.1 [Unascertainable] above, the Administrative Agent shall promptly so notify the Lenders and the Borrower thereof, and in the case of an event specified in Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrower.  Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrower to select, convert to or renew a LIBOR Rate Option shall be suspended until the Administrative Agent shall have later notified the Borrower, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.  If at any time the Administrative Agent makes a determination under Section 3.4.1 [Unascertainable] and the Borrower has previously notified the Administrative Agent of its selection of, conversion to or renewal of a LIBOR Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans.  If any Lender notifies the Administrative Agent of a determination under Section 3.4.2 [Illegality; Increased Costs; Deposits Not Available], the Borrower shall, subject to the Borrower’s indemnification Obligations under Section 4.9 [Indemnity], as to any Loan of the Lender to which a LIBOR Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan or prepay such Loan in accordance with Section 4.6 [Voluntary Prepayments].  Absent due notice from the Borrower of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan upon such specified date.

3.5                                 Selection of Interest Rate Options.  If the Borrower fails to select a new Interest Period to apply to any Borrowing Tranche of Loans under the LIBOR Rate Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 3.2 [Interest Periods], the Borrower shall be deemed to have converted such Borrowing Tranche to the Base Rate Option commencing upon the last day of the existing Interest Period.

4.                                       PAYMENTS

4.1                                 Payments.  All payments and prepayments to be made in respect of principal, interest, Facility Fees, Administrative Agent’s Fee or other fees or amounts due from the Borrower hereunder shall be payable prior to 11:00 a.m. on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue.  Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC for the ratable accounts of the Lenders with respect to the Loans in U.S. Dollars and in immediately available funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in immediately available funds; provided that in the event payments are received by 11:00 a.m. by the Administrative Agent with respect to the Loans and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders the Federal Funds Effective Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders.  The Administrative Agent’s and each Lender’s statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement and shall be deemed an “account stated.”

4.2                                 Pro Rata Treatment of Lenders.  Each borrowing shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrower with respect to principal, interest, Facility Fees or other fees (except for the Administrative Agent’s Fee) or amounts due from the Borrower hereunder to the Lenders with respect to the Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender or a Delinquent Lender and except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights] in the case of an event specified in Section 3.4 [LIBOR Rate Unascertainable; Etc.], 4.6.2 [Replacement of a Lender] or 4.7 [Increased Costs]) be made in proportion to the applicable Loans outstanding from each Lender and, if no such Loans are then outstanding, in proportion to the Ratable Share of each Lender.

4.3                                 Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim or banker’s lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its Ratable Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)                                     if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and

(ii)                                  the provisions of this Section 4.3 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower (as to which the provisions of this Section 4.3 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any Lender that fails at any time to comply with the provisions of this Section 4.3 with respect to purchasing participations from the other Lenders whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its Ratable Share of such payments due and payable to all of the Lenders, when and to the full extent required by the provisions of this Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as each such delinquency and all of its obligations hereunder are satisfied.  A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of or relating to outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective Ratable Share of all outstanding Loans and other unpaid Obligations of the Borrower.  The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective Ratable Share of all outstanding Loans and other unpaid Obligations of any of the Loan Parties.  A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and other unpaid Obligations of the Borrower to the nondelinquent Lenders, the Lenders’ respective Ratable Share of all outstanding Loans and unpaid Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

4.4                                 Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.5                                 Interest Payment Dates.  Interest on Loans to which the Base Rate Option applies shall be due and payable in arrears on each Payment Date.  Interest on Loans to which the LIBOR Rate Option applies shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) Months, also on the 90th day of such Interest Period.  Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise).

4.6                                 Voluntary Prepayments.

4.6.1                                           Right to Prepay.  The Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.6.2 [Replacement of a Lender] below, in Section 4.7 [Increased Costs] and Section 4.9 [Indemnity]).  Whenever the Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. at least one (1) Business Day prior to the date of prepayment of the Loans setting forth the following information:

(x)                                   the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(y)                                 with respect to any prepayment of any Loans subject to the LIBOR Rate Option, a statement indicating the application of the prepayment between the LIBOR Rate Option tranches; and

(z)                                   the total principal amount of such prepayment, which shall not be less than the lesser of the Revolving Facility Usage or $100,000.

All prepayment notices shall be irrevocable.  The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount except with respect to Loans to which the Base Rate Option applies, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made.  Except as provided in Section 3.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrower prepays a Loan but fails to specify the applicable Borrowing Tranche which the Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to Loans to which the LIBOR Rate Option applies.  Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 4.9 [Indemnity].

4.6.2                                           Replacement of a Lender.  In the event any Lender (a) gives notice under Section 3.4 [LIBOR Rate Unascertainable, Etc.], (b) requests compensation under Section 4.7 [Increased Costs], or requires the Borrower to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 4.8 [Taxes], (c) is a Defaulting Lender, (d) becomes subject to the control of an Official Body (other than normal and customary supervision), (e) is a Non-Consenting Lender referred to in Section 10.1 [Modifications, Amendments or Waivers or (f) does not fund any Loans because the making of such Loans would contravene any Law applicable to the Lender, then in any such event the Borrower may, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)                                     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.8 [Successors and Assigns];

(ii)                                  such Lender shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)                               in the case of any such assignment resulting from a claim for compensation under Section 4.7.1 [Increased Costs Generally] or payments required to be made pursuant to Section 4.8 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)                              such assignment does not conflict with applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

4.7           Increased Costs.

4.7.1              Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)           subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in any Loan under the LIBOR Rate Option made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.8 [Taxes] and the imposition of, or any change in the rate or any change in the method of calculating or basis of taxation of payments to such Lender with respect to any Excluded Tax payable by such Lender); or

(iii)          impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loan under the LIBOR Rate Option made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan under the LIBOR Rate Option (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, provided that such increased costs shall be determined by the Lender’s reasonable allocation of the aggregate increased cost resulting from such events that is attributable to this Agreement.

4.7.2              Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts that the Lender reasonably determines is attributable to this Agreement and as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

4.7.3              Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in

Sections 4.7.1 [Increased Costs Generally] or 4.7.2 [Capital Requirements] and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

4.7.4              Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

4.8           Taxes.

4.8.1              Payments Free of Taxes.  Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Official Body in accordance with applicable Law.

4.8.2              Payment of Other Taxes by the Borrower.  Without limiting the provisions of Section 4.8.1 [Payments Free of Taxes] above, the Borrower shall timely pay any Other Taxes to the relevant Official Body in accordance with applicable Law.

4.8.3              Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Official Body, provided that the Administrative Agent and Lender, as the case may be, shall have provided the Borrower with evidence of payment of such amounts.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

4.8.4              Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Official Body, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

4.8.5              Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, the Administrative Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations.  Further, the Administrative Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, each Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement and upon a Change in Law or circumstances requiring or making appropriate a new or additional form, certificate or documentation, and upon or before the expiration, obsolescence or invalidity of any documentation previously provided (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Lender is legally entitled to do so), the following properly completed and duly executed documents that are applicable to such Lender:

(i)            two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           two (2) duly completed valid originals of IRS Form W-8ECI,

(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two (2) duly completed valid originals of IRS Form W-8BEN,

(iv)          two (2) duly completed, valid originals of a W-9 or any other form prescribed by applicable Law demonstrating that such Lender is not a Foreign Lender, or

(v)           any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

4.8.6              Refunds.  If the Administrative Agent or any Lender, in its sole opinion, determines that it has finally and irrevocably received or been granted a refund in respect of any Taxes paid as to which indemnification has been paid by the Borrower pursuant to this Section, it shall promptly remit such refund, net of all reasonable out of pocket costs and expenses; provided, that the Borrower agrees to promptly return any such refund to the Administrative Agent or such Lender, as applicable, if such person is required to repay such refund to the relevant taxing authority.  The Administrative Agent or any such Lender shall provide the Borrower with a copy of any notice of assessment from the relevant taxing authority (redacting any unrelated confidential information contained therein) requiring repayment of such refund.  Nothing contained herein shall impose an obligation on the Administrative Agent or any Lender to apply for any such refund.

4.9           Indemnity.  In addition to the compensation or payments required by Section 4.7 [Increased Costs]or Section 4.8 [Taxes], except to the extent of a Lender’s gross negligence or willful misconduct, the Borrower shall indemnify each Lender against all liabilities, losses or expenses (including loss of margin, any loss or expense incurred in liquidating or employing deposits from third parties and any loss or expense incurred in connection with funds acquired by a Lender to fund or maintain Loans subject to a LIBOR Rate Option) which such Lender sustains or incurs as a consequence of any:

(i)            payment, prepayment, conversion or renewal of any Loan to which a LIBOR Rate Option applies on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due),

(ii)           attempt by the Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit Loan Requests] or Section 3.2 [Interest Periods] or notice relating to prepayments under Section 4.6 [Voluntary Prepayments],

(iii)          the assignment of any Loan to which a LIBOR Rate Option applies other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 4.6.2 [Replacement of a Lender], or

(iv)          default by the Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrower to pay when due (by acceleration or otherwise) any principal, interest, Facility Fee or any other amount due hereunder.

If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense.  Such notice shall set forth in reasonable detail the basis for such determination.  Such amount shall be due and payable by the Borrower to such Lender ten (10) Business Days after such notice is given.

5.             REPRESENTATIONS AND WARRANTIES

5.1           Representations and Warranties.  the Borrower represents and warrants to the Administrative Agent and each of the Lenders as follows:

5.1.1              Corporate Status.  Each of the Borrower and its Subsidiaries (a) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its Property and assets and to transact the business in which it is engaged, and (b) has been duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.  Each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein) as of the date hereof and the jurisdiction of incorporation of Borrower and each such Subsidiary as of the date hereof is listed on Schedule 5.1.1.

5.1.2              Corporate Power and Authority.  The Borrower has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Loan Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is party.  The Borrower has duly executed and delivered each Loan Document to which it is party and each Loan Document to which it is party constitutes the legal, valid and binding agreement or obligation of the Borrower enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

5.1.3              No Violation.  Neither the execution, delivery and performance by the Borrower of the Loan Documents to which it is party nor compliance with the terms and provisions thereof (a) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Official Body applicable to the Borrower or its properties and assets, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the Property or assets of the Borrower pursuant to the terms of any material promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which the Borrower is a party or by which it or any of its Property or assets are bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, regulations or bylaws, or other charter documents of the Borrower.

5.1.4              Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Official Body is required in connection with (i) any extension of credit hereunder when made, (ii) the execution, delivery and performance by the Borrower of any Loan Document to which it is a party or (iii) the legality, validity, binding effect or enforceability of any Loan Document to which the Borrower is a party, except for orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations and/or exemptions required with respect items (i) or (ii) of this Section that have been obtained or made and are in full force and effect at the time of such extension of credit.

5.1.5              Litigation.

(i)            There are no actions, suits or proceedings pending or, to, the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (a) that have, or could reasonably be expected to have, a Material Adverse Effect except as set forth on Schedule 5.1.5, or (b) that question the validity or enforceability of any of the Loan Documents, or of any action to be taken by any of the Borrower pursuant to any of the Loan Documents.

(ii)           No action, suit, proceeding or investigation has been instituted, or to the knowledge of the Borrower or any of its Subsidiaries, threatened, and no rule, regulation, order, judgment or decree has been issued or proposed to be issued by any Official Body that, solely as a result of the incurrence of Indebtedness or the entering into this Agreement or any other Loan Document or any transaction contemplated hereby or thereby, would cause or deem the Administrative Agent or the Lenders or any Affiliate of any of them to be subject to, or not exempted from, regulation under the FPA.

5.1.6              Use of Proceeds; Margin Regulations.

(i)            The proceeds of all Loans will be utilized to provide working capital and funds for general corporate and other lawful purposes not inconsistent with the requirements of this Agreement (including, without limitation, to provide backup liquidity).

(ii)           The Borrower is not engaged in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System).  No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System.  The Borrower does not hold margin stock in such amounts that more than 25% of the reasonable value of the assets of the Borrower is or will be represented by margin stock.

5.1.7              Financial Statements.  The Borrower has furnished to the Lenders and the Administrative Agent complete and correct copies of the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2008 and the related audited consolidated statements of income, shareholders’ equity, and cash flows of the Borrower and its consolidated Subsidiaries for such fiscal year, accompanied by the report thereon of KPMG LLP.  All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present in all material respects the financial position of the entities described in such financial statements as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which shall be material.  As of the Closing Date, the Borrower and its Subsidiaries do not have any material or significant contingent liability (other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect) that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP.

5.1.8              Material Adverse Effect.  At no time during the period from December 31, 2008 through the date of this Agreement has there been a change in the financial or other condition, business, affairs or prospects of the Borrower and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

5.1.9              Taxes.  The Borrower and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith.  The Borrower and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.  The Borrower does not know of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Borrower and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

5.1.10            Title to Property.  The Borrower and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased Property), in the case of all other Property, to all of its material properties and assets free and clear of Liens other than Liens permitted under Section 7.2.2 [Liens].  The interests of the Borrower and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 5.1.7 [Financial Statements], taken as a whole, were sufficient, in the judgment of the Borrower, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Borrower and such Subsidiaries.

5.1.11            Insurance.  The properties of the Borrower and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of the Borrower and each such Subsidiary in accordance with prudent business practice in the industry of such Borrower and Subsidiaries.

5.1.12            ERISA Compliance.  (i) As of the Closing Date, there are no Unfunded Liabilities which would result in a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Borrower nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

(ii)           Neither the Borrower nor any of its Subsidiaries is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.1.13            Environmental Matters.  The Borrower and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the conduct of the business of the Borrower and each of its Subsidiaries under any Environmental Law have been secured and the Borrower and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect.  Neither the Borrower nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Borrower or such Subsidiary is a party or that would affect the ability of the Borrower or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Borrower or any of its Subsidiaries or on any Property adjacent to any such Real Property, that are known by the Borrower or as to which the Borrower or any such Subsidiary has received written notice, that could reasonably be expected:  (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries or any Real Property of the Borrower or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.1.14            Solvency.  The Borrower is not insolvent as defined in any applicable state or federal statute, nor will the Borrower be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to the Administrative Agent and the Lenders.

5.1.15            Lawful Operation; Compliance with Laws.  The Borrower and each of its Subsidiaries:  (a) holds all necessary federal, state and local governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; (b) is in full compliance with all material requirements imposed by law, regulation or rule, whether federal, state or local, that are applicable to it, its operations, or its properties and assets, including without limitation, applicable requirements of Environmental Laws; and (c) is in full compliance with all material terms, covenants and conditions of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which it is a party or by which it or any of its Property or assets are bound or to which it may be subject, except in the case of clause (a), (b) or (c) of this Section 5.1.15 for any failure to obtain and maintain in effect, or noncompliance, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.1.16            Intellectual Property.  The Borrower and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, that in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

5.1.17            Investment Company Act; Federal Power Act.  None of the Borrower or any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended.  None of the Borrower or any of its Subsidiaries, or any Affiliate of any of them, is subject to regulation under the FPA or under applicable state or other laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, as a result of the creation or incurrence of the Obligations or the entering into this Agreement or any other Loan Document or the consummation of any transaction contemplated hereby or thereby.

5.1.18            Employment Matters. The Borrower is in compliance with all employment agreements, employment contracts, collective bargaining agreements and other agreements among any Loan Party and its employees (collectively, “Labor Contracts”) and all applicable federal, state and local labor and employment Laws including those related to equal employment opportunity and affirmative action, labor relations, minimum wage, overtime, child labor, medical insurance continuation, worker adjustment and retraining notices, immigration controls and worker and unemployment compensation, where the failure to comply would constitute a Material Adverse Effect.  There are no outstanding grievances, arbitration awards or appeals therefrom arising out of the Labor Contracts or current or threatened strikes, picketing, handbilling or other work stoppages or slowdowns at facilities of the Borrower which in any case would constitute a Material Adverse Effect.

5.1.19            Full Disclosure.  All factual information (other than financial projections and information of a general economic nature or industry nature) (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information

(taken as a whole) hereafter furnished by or on behalf of such Person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of pro forma information and financial projections prepared by the Borrower is only represented herein as being based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

6.             CONDITIONS OF LENDING

The obligation of each Lender to make Loans hereunder is subject to the performance by the Borrower of its Obligations to be performed hereunder at or prior to the making of any such Loans and to the satisfaction of the following further conditions:

6.1           Closing.

6.1.1              Deliveries.  On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:

(i)            A certificate of the Borrower signed by an Authorized Officer, dated the Closing Date stating that the Borrower is in material compliance with its representations, warranties, covenants and conditions hereunder and no Event of Default or Potential Default exists and no Material Adverse Effect has occurred and no material litigation that has or could reasonably be expected to cause a Material Adverse Effect exists since the date of the last audited financial statements of the Borrower delivered to the Administrative Agent.

(ii)           A certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Borrower, certifying as appropriate as to: (a) all action taken by the Borrower in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state official where such documents are filed in a state office together with certificates from the appropriate state officials as to the continued existence and good standing of the Borrower in each state where organized or qualified to do business.

(iii)          This Agreement and each of the other Loan Documents signed by an Authorized Officer.

(iv)          Written opinion(s) of counsel for the Borrower, dated the Closing Date and as to the matters set forth in Schedule 6.1.1.

(v)           [Intentionally Omitted].

(vi)          All material consents required to effectuate the transactions contemplated hereby.

(vii)         A Lien search in acceptable scope and with acceptable results.

(viii)        The Chief Executive Officer, President or Chief Financial Officer of the Borrower, acting in their capacities as such officers, shall have delivered a certificate in substantially the form attached hereto as Exhibit 6.1.1 to the Administrative Agent as to the capital adequacy and solvency of the Borrower after giving effect to the transactions contemplated hereby.

(ix)           Such other documents in connection with such transactions as the Administrative Agent or said counsel may reasonably request.

6.1.2        Payment of Fees.  The Borrower shall have paid all fees payable on or before the Closing Date.

6.2           Each Loan.  At the time of making any Loans and after giving effect to the proposed extensions of credit:  the representations, warranties and covenants of the Borrower shall then be true in all material respects and no Event of Default or Potential Default shall have occurred and be continuing; the making of the Loans shall not contravene any Law applicable to the Borrower or any of its Subsidiaries or any of the Lenders; and the Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request.

7.             COVENANTS

The Borrower covenants and agrees that until Payment in Full, the Borrower shall comply at all times with the following covenants:

7.1           Affirmative Covenants.

7.1.1              Books, Records and Inspections.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP; and (b) permit, upon at least two Business Days’ notice to the Chief Financial Officer of the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever’s possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another Person), to examine the books of account of the Borrower and any of its Subsidiaries, and make copies thereof and take extracts therefrom, and to discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request during normal business hours; provided that unless an Event of Default shall have occurred and be continuing, only one (1) visit shall be permitted during any calendar year.  All costs and expenses incurred by the Administrative Agent or any Lender in connection with any of the foregoing shall be paid by the Administrative Agent or such Lender, as the case may be, unless an Event of Default shall have occurred and be continuing at the time such costs and/or expenses are incurred, in which case all such costs and expenses shall be paid by the Borrower.  In the event any Lender desires to visit and inspect the

Borrower or any of its Subsidiaries, such Lender shall make a reasonable effort to conduct such visit and inspection contemporaneously with any visit and inspection to be performed by the Administrative Agent.  Notwithstanding anything to the contrary in this Section 7.1.1., none of the Borrower or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent (or its representatives) or any Lender (or its representatives) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

7.1.2              Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof, and (ii) forthwith upon any Lender’s written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by an Authorized Officer.

7.1.3              Payment of Taxes and Claims.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206-207) and any comparable provisions of applicable law.

7.1.4              Preservation of Existence, etc.  The Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 7.2.3 [Merger, Consolidation, Asset Sales]; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.1.5              Good Repair.  The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever’s possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements, thereto, to the extent and in the manner customary for companies in similar businesses.

7.1.6              Compliance with Statutes, Regulations, Orders, Restrictions.  The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Official Body, in respect of the conduct of its business and the ownership of its Property, including, without limitation, ERISA and all applicable Environmental Laws other than those the noncompliance with which would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

7.1.7              Use of Proceeds.  The Borrower will, and will cause each of its Subsidiaries to use the proceeds of all Loans for working capital and for general corporate and other lawful purposes not inconsistent with the requirements of this Agreement (including, without limitation, to provide backup liquidity).

7.1.8              Senior Debt.  The Borrower will at all times ensure that (a) the claims of the Lenders in respect of the Obligations of the Borrower will not be subordinate to, and will in all respects rank at least pari passu with or senior to, the claims of every unsecured creditor of the Borrower, and (b) any Indebtedness of the Borrower that is subordinated in any manner to the claims of any other creditor of the Borrower will be subordinated in like manner to such claims of the Lenders.

7.1.9              Anti-Terrorism Laws.  The Borrower is not nor shall be (i) a Person with whom any Lender is restricted from doing business under Executive Order No. 13224 or any other Anti-Terrorism Law, (ii) engaged in any business involved in making or receiving any contribution of funds, goods or services to or for the benefit of such a Person or in any transaction that evades or avoids, or has the purpose of evading or avoiding, the prohibitions set forth in any Anti-Terrorism Law, or (iii) otherwise in violation of any Anti-Terrorism Law.  The Borrower shall provide to the Lenders any certifications or information that a Lender requests to confirm compliance by the Borrower with Anti-Terrorism Laws.

7.2           Negative Covenants.

7.2.1              Changes in Business.  Neither the Borrower nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, that would then be engaged in by the Borrower and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Borrower and its Subsidiaries on the Closing Date.

7.2.2              Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any Property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such Property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such Property or assets (including, without limitation, sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to:

(i)            the Standard Permitted Liens;

(ii)           Liens (1) in existence on the Closing Date that are listed, and the Indebtedness secured thereby and the Property subject thereto on the Closing Date described, on Schedule 7.2.2, or (2) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(iii)          Liens on Property of the Borrower securing the Borrower’s First Mortgage Bonds issued pursuant to the Indenture, dated as of October 1, 1935, as amended, supplemented or otherwise modified from time to time, between the Borrower and The Bank of New York Mellon (or its predecessors or successors);

(iv)          Liens on Property of the Borrower in connection with collateralized pollution control bonds;

(v)           any (1) Lien existing on any Property at the time such Property is acquired by the Borrower or any of its Subsidiaries or on any Property of any Person at the time such Person becomes, or is merged into, a Subsidiary of the Borrower, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming, or being merged into, such Subsidiary, as the case may be, (B) such Lien shall not attach or apply to any other Property or assets of the Borrower or any of its Subsidiaries, and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes, or is merged into, such Subsidiary, as the case may be, and any extension or refinancing thereof, so long as the aggregate principal amount so extended or refinanced is not increased, and (2) Lien securing Indebtedness in respect of purchase money obligations for the acquisition, lease, construction or improvement of fixed assets or Capital Lease Obligations, provided that (A) such Lien only attaches to such fixed assets being acquired, leased, constructed or improved and (B) the Indebtedness secured by such Lien does not exceed the cost or fair market value, whichever is lower, of the fixed assets being acquired, leased, constructed or improved on the date of acquisition, lease, construction or improvement; provided, however, that the aggregate principal amount of Indebtedness at any time outstanding secured by a Lien described in this subsection (v) shall not exceed an amount equal to 5% of the Consolidated Tangible Assets at such time.

7.2.3              Merger, Consolidation, Asset Sales.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) wind up, liquidate or dissolve its affairs, (b) enter into any transaction of merger or consolidation, (c) make or otherwise effect any Asset Sale, or (d) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(i)            a Subsidiary of the Borrower may merge with the Borrower, provided that the surviving Person in any such merger shall be the Borrower;

(ii)           any Subsidiary of the Borrower may merge with another Subsidiary of the Borrower;

(iii)          any Subsidiary of the Borrower may merge with any Person (other than the Borrower or any other Subsidiary of the Borrower), provided that (A) the surviving Person in any such merger shall be such Subsidiary and (B) immediately before and after such merger there shall not exist any Potential Default or Event of Default;

(iv)          the Borrower may merge with any Person (other than a Subsidiary of the Borrower), provided that (A) the surviving Person in any such merger shall be the Borrower and (B) immediately before and after such merger there shall not exist any Potential Default or Event of Default;

(v)           any Subsidiary of the Borrower may make or effect any Asset Sale to the Borrower or another Wholly-Owned Subsidiary of the Borrower;

(vi)          the Borrower may wind up, voluntarily liquidate or dissolve any Subsidiary if (A) such Subsidiary is not a “Significant Subsidiary” (as defined in Rule 1-02 of Regulation S-X under the 1933 Act), and (B) the winding up, voluntary liquidation or dissolution of such Subsidiary will not result in an Event of Default hereunder or otherwise have a Material Adverse Effect;

(vii)         in addition to any Asset Sale permitted pursuant to any other subpart in this Section 7.2.3, the Borrower and its Subsidiaries may make or effect other Asset Sales so long as (A) the aggregate amount (based upon the fair market value of the assets) of all Property sold or otherwise disposed pursuant to all such Asset Sales on and after the Closing Date does not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries at the time of and after giving effect to any such Asset Sale and (B) at least 80% of the total consideration received by the Borrower or any of its Subsidiaries, as applicable, for such Asset Sale or series of Asset Sales consists of cash or Cash Equivalents;

(viii)        the Borrower and its Subsidiaries shall be permitted to create, incur, assume and suffer to exist Liens permitted pursuant to Section 7.2.2 [Liens]; and

(ix)           the Borrower and its Subsidiaries shall be permitted to make and dispose of the Investments permitted pursuant to Section 7.2.5 [Investments].

7.2.4              Fiscal Year.  The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

7.2.5              Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or hold any Investments, except (a) Investments held by the Borrower or any of its Subsidiaries in cash or Cash Equivalents; (b) Investments of the Borrower in any of its Subsidiaries; (c) Investments of a Subsidiary of the Borrower in the Borrower or another Subsidiary of the Borrower; (d) Permitted Acquisitions; (e) Investments by the Borrower and its Subsidiaries in account debtors received in connection with the bankruptcy or reorganization, or in settlement of the delinquent obligations of financially troubled suppliers or customers, in the ordinary course of business; (f) promissory notes, earn-outs, other contingent payment obligations and other non-cash consideration received by Borrower or any of its Subsidiaries as partial payment of the total consideration of any Asset Sale made in accordance with Section 7.2.3(vii); (g) loans and advances by the Borrower and its Subsidiaries to their respective employees in an aggregate amount not to exceed $1,000,000, at any time outstanding; (h) Investments comprised of the purchase of receivables from other energy marketers as required from time to time by one or more applicable Official Body; (i) other Investments held by the Borrower or its Subsidiaries on the Closing Date that are listed on Schedule 7.2.5; and (j) Investments by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.2.5 in an aggregate amount not to exceed $5,000,000, at any time.

7.2.6              Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary of the Borrower, and in the case of a Subsidiary of the Borrower, the Borrower or another Subsidiary of the Borrower) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement.

7.2.7              Material Agreements.  Neither the Borrower nor any Subsidiary of the Borrower shall default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other document to which the Borrower or such Subsidiary, as applicable, is a party, which default could reasonably be expected to have a Material Adverse Effect.

7.2.8              Use of Proceeds/Margin Regulations.  The Borrower will not, and will not permit any of its Subsidiaries to, use any part of the proceeds of any Borrowing, directly or indirectly, to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

7.2.9              No Dividend Restrictions.  The Borrower shall not permit any of its Subsidiaries to enter into any agreement or otherwise create or cause or permit to exist or become effective any consensual restriction limiting the ability (whether by covenant, event of default or otherwise) of such Subsidiary to (i) pay dividends or make any other distributions on shares of such Subsidiary’s capital stock held by the Borrower or any other Subsidiary of the Borrower or (ii) pay any other obligation owed to the Borrower or any other Subsidiary of the Borrower, provided, however, that this clause (ii) shall not apply to Permitted Restrictive Covenants.

7.2.10            Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement other than Swap Agreements pursuant to which the Borrower or such Subsidiary has hedged its reasonably estimated interest rate, foreign currency or commodity exposure, and not for speculative purposes.

7.2.11            Financial Covenant.  The Borrower will not at any time permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Total Capitalization to exceed 0.65 to 1.00.

7.3           Reporting Requirements.  The Borrower will furnish or cause to be furnished to the Administrative Agent and each of the Lenders.

7.3.1              Annual Financial Statements.  As soon as available and in any event within 90 days after the close of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2008, the consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income, of stockholders’ equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by an opinion with respect to such consolidated financial statements of KPMG LLP or other independent public accountants of recognized national standing selected by the Borrower, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

7.3.2              Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated and consolidating statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and that shall be certified on behalf of the Borrower by the Chief Financial Officer or other Authorized Officer, subject to changes resulting from normal year-end audit adjustments.

7.3.3              Certificate of the Borrower.  Concurrently with the delivery of the financial statements of the Borrower furnished to the Administrative Agent and to the Lenders pursuant to Sections 7.3.1 [Annual Financial Statements] and 7.3.2 [Quarterly Financial Statements], a certificate (each a “Compliance Certificate”) of the Borrower signed by the

Chief Executive Officer, President or Chief Financial Officer of the Borrower, in the form of Exhibit 7.3.3.

7.3.4              Notices.

7.3.4.1           Default.  Promptly after any officer of the Borrower has learned of the occurrence of an Event of Default, Potential Default or default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document, a certificate signed by an Authorized Officer setting forth the details of such Event of Default, Potential Default or default and the action which the Borrower proposes to take with respect thereto.

7.3.4.2           Litigation.  Promptly after the commencement thereof, notice of all actions, suits or proceedings before or by any Official Body or any other Person against the Borrower or its Subsidiaries, that involve a claim or series of claims which if adversely determined would constitute a Material Adverse Effect.

7.3.4.3           Organizational Documents.  Promptly after the filing or adopting thereof, notice of any amendment to the organizational documents of the Borrower.

7.3.4.4           [Intentionally Omitted].

7.3.4.5           ERISA Event.  Promptly upon the occurrence of any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer, describing such Reportable Event and the action that the Borrower proposes to take with respect thereto.

7.3.4.6           Single Employer Plans.  Within 270 days after the close of each fiscal year of the Borrower, the Borrower will deliver to each of the Lenders a statement of the Unfunded Liabilities, certified as correct by an actuary enrolled under ERISA.

7.3.4.7           Environmental Event.  Promptly after receipt thereof by the Borrower or any Subsidiary of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Borrower, any of its Subsidiaries, or any other Person of any Hazardous Materials into the environment, and (b) any notice alleging any violation of any Environmental Law by the Borrower or any of its Subsidiaries, which in the case of either (a) or (b) above could reasonably be expected to have a Material Adverse Effect.

7.3.4.8           Other Reports.

(i)            SEC Reports; Shareholder Communications.  Promptly after their filing with the SEC, reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Borrower with the SEC,

(ii)           Other Information.  Promptly such other reports and information relating to the Borrower or its Subsidiaries as the Administrative Agent may from time to time reasonably request.

8.             DEFAULT

8.1           Events of Default.  An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):

8.1.1              Payments Under Loan Documents.  The Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Loan Document;

8.1.2              Breach of Warranty.  Any representation, warranty or statement made by the Borrower herein or in any other Loan Document (other than pursuant to Section 5.1.12(ii)) or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

8.1.3              Breach of Negative Covenants or Visitation Rights.  the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.1.1(b), 7.1.4 [Preservation of Existence, etc.], 7.1.7 [Use of Proceeds], 7.1.8 [Senior Debt], 7.2[Negative Covenants] or 7.3 [Reporting Requirements] of this Agreement;

8.1.4              Breach of Other Covenants.  The Borrower shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent;

8.1.5              Defaults in Other Agreements or Indebtedness.  The Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations), and all grace periods applicable to such payment shall have expired, in an aggregate amount in excess of $10,000,000, regardless of whether the holder or holders of said Indebtedness (or a trustee or agent on behalf of such holder or holders) exercises its rights, if any, to cause such Indebtedness to become due and payable prior to its stated maturity; or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity, or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof);

8.1.6              Final Judgments or Orders.  One or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $10,000,000 or more in the aggregate for all such judgments, orders and decrees for the Borrower and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof;

8.1.7              Loan Document Unenforceable.  Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party’s successors and assigns (as permitted under the Loan Documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, interests, remedies, powers or privileges intended to be created thereby;

8.1.8              Events Relating to Plans and Benefit Arrangements.  (i) any member of the Borrower’s Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $30,000,000 which it shall have become liable to pay under Title IV of ERISA, or notice of intent to terminate a Plan or Plans of such Borrower which in the aggregate have Unfunded Liabilities in excess of $30,000,000 shall be filed under Title IV of ERISA by such Borrower or any member of the Controlled Group, any plan administrator of the Plan or Plans or any combination of the foregoing or any Reportable Event that would reasonably be expected to have a Material Adverse Effect shall occur in connection with any Plan; (ii) the Borrower or any member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $10,000,000 or requires payment exceeding $10,000,000 per annum; or (iii) the Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contribution of the Borrower and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan in year in which the reorganization or termination occurs by an amount exceeding $10,000,000;

8.1.9              Change of Control.  There occurs a Change of Control; or

8.1.10            Relief Proceedings.  (i) A Relief Proceeding shall have been instituted against the Borrower or any of its Subsidiaries and such Relief Proceeding shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) the Borrower or any of its Subsidiaries institutes, or takes any action in furtherance of, a Relief

Proceeding, or (iii) the Borrower or any of its Subsidiaries ceases to be solvent or admits in writing its inability to pay its debts as they mature.

8.2           Consequences of Event of Default.

8.2.1              Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Sections 8.1.1 through 8.1.9 shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Administrative Agent may, and upon the request of the Required Lenders, shall by written notice to the Borrower, declare the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived; and

8.2.2              Bankruptcy, Insolvency or Reorganization Proceedings.  If an Event of Default specified under Section 8.1.10 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrower to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; and

8.2.3              Set-off.  If an Event of Default shall have occurred and be continuing, each Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 4.3 [Sharing of Payments] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other Obligations (in whatever currency) at any time owing by such Lender, or any such Affiliate or participant to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, Affiliate or participant, irrespective of whether or not such Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness.  The rights of each Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates and participants may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and

8.2.4              Application of Proceeds.  From and after the date on which the Administrative Agent has taken any action pursuant to this Section 8.2 and until all Obligations of the Borrower have been paid in full, any and all proceeds received by the Administrative

Agent from any sale or other disposition of any of the Borrower’s assets, or any part thereof, or the exercise of any other remedy by the Administrative Agent, shall be applied as follows:

(i)            first, to reimburse the Administrative Agent and the Lenders for out-of-pocket costs, expenses and disbursements, including reasonable attorneys’ and paralegals’ fees and legal expenses, incurred by the Administrative Agent or the Lenders in connection with realizing on any of the Borrower’s assets or collection of any Obligations of any of the Borrower under any of the Loan Documents, including advances made by the Lenders or any one of them or the Administrative Agent for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, the assets, including advances for taxes, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Borrower’s assets;

(ii)           second, to the repayment of all Obligations then due and unpaid of the Borrower to the Lenders or their Affiliates incurred under this Agreement or any of the other Loan Documents or agreements evidencing Lender Provided Swaps or Other Lender Provided Financial Service Products, whether of principal, interest, fees, expenses or otherwise; and

(iii)          the balance, if any, as required by Law.

9.             THE ADMINISTRATIVE AGENT

9.1           Appointment and Authority.  Each of the Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Section 9 are solely for the benefit of the Administrative Agent, the Lenders and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

9.2           Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.3           Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 [Modifications, Amendments or Waivers] and 8.2 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 6 [Conditions of Lending] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5           Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Section 9 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.6           Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrower (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.6.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 9 and Section 10.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.7           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this

Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8           No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Lenders listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender hereunder.

9.9           Administrative Agent’s Fee.  The Borrower shall pay to the Administrative Agent a nonrefundable fee (the “Administrative Agent’s Fee”) under the terms of a letter (the “Administrative Agent’s Letter”) between the Borrower and Administrative Agent, as amended from time to time.

9.10         No Reliance on Administrative Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Borrower, its Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

10.           MISCELLANEOUS

10.1         Modifications, Amendments or Waivers.  With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Borrower may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Borrower hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder.  Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrower; provided, that no such agreement, waiver or consent may be made which will:

10.1.1            Increase of Commitment.  Increase the amount of the Commitment of any Lender hereunder without the consent of such Lender;

10.1.2            Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.  Whether or not any Loans are outstanding, extend the Expiration Date or the time for payment of principal or interest of any Loan, the Facility Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Facility Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;

10.1.3            Miscellaneous.  Amend Section 4.2 [Pro Rata Treatment of Lenders], 9.3 [Exculpatory Provisions, Etc.] or 4.3 [Sharing of Payments by Lenders] or this Section 10.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders);

provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent without the written consent of such Administrative Agent, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 10.1.1 through 10.1.3 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a “Non-Consenting Lender”), then the Borrower shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 4.6.2 [Replacement of a Lender].

10.2         No Implied Waivers; Cumulative Remedies.  No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege.  The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.

10.3         Expenses; Indemnity; Damage Waiver.

10.3.1            Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all reasonable fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent’s regular employees and agents engaged periodically to perform audits of the Borrower’s books, records and business properties in accordance with this Agreement.

10.3.2            Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) breach of representations, warranties or covenants of the Borrower under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) arise solely out of an examination of a Lender by an regulatory or other governmental authority having jurisdiction over it and such examination is not related to any action or inaction of the Borrower or its Subsidiaries.

10.3.3            Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Sections 10.3.1 [Costs and Expenses] or 10.3.2 [Indemnification by the Borrower] to be paid by it to the Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.

10.3.4            Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in Section 10.3.2 [Indemnification by Borrower] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.3.5            Payments.  All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.

10.4         Holidays.  Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 3.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day.  Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.

10.5         Notices; Effectiveness; Electronic Communication.

10.5.1            Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 10.5.2 [Electronic Communications], shall be effective as provided in such Section.

10.5.2            Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications; provided, further, that delivery of the information required to be delivered by the Borrower to the Administrative Agent and each of the Lenders pursuant to Sections 7.3.1, 7.3.2 and 7.3.4.8(i) by electronic correspondence to the Administrative Agent at the e-mail address provided by the Administrative Agent to the Borrower, as the same may be updated from time to time, shall satisfy the Borrower’s obligation to deliver such information.  Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.5.3            Change of Address, Etc.  Any party hereto may change its address, e-mail address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

10.6         Severability.  The provisions of this Agreement are intended to be severable.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

10.7         Duration; Survival.  All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full.  All covenants and agreements of the Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Section 4 [Payments] and Section 10.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment in Full.  All other covenants and agreements of the Borrower shall continue in full force and effect from and after the date hereof and until Payment in Full.

10.8         Successors and Assigns.

10.8.1            Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than a Defaulting Lender) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 10.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.8.6 [Certain

Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.8.2            Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in clause (i)(A) of this Section 10.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 of the assigning Lender unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents.  No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and the consent of the Borrower (which shall not be unreasonably withheld or delayed) shall be required unless an Event of Default has occurred and is continuing at the time of such assignment;

(iv)          Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.

(v)           No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)         No Assignment to Foreign Lenders.  No such assignment shall be made to a Foreign Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and, except with respect to its obligations under Sections 10.5 [Notices; Effectiveness; Electronic Communications], 10.6 [Severability], 10.9 [Confidentiality], 10.10 [Counterparts; Integration; Effectiveness] and 10.11 [CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL], the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 4.7 [Increased Costs], and 10.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.8.4 [Participations].

10.8.3            Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain a record of the names and addresses of the Lenders, including any Participants and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time.  Such register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  Such register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.8.4            Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to Sections 10.1.1 [Increase of Commitment, Etc.] or 10.1.2 [Extension of Payment, Etc.  Subject to Section 10.8.5 [Limitations upon Participant Rights Successors and Assigns Generally], the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available] and 4.7 [Increased Costs] to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.8.2 [Assignments by Lenders].  To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 8.2.3 [Setoff] as though it were a Lender; provided such Participant agrees to be subject to Section 4.3 [Sharing of Payments by Lenders] as though it were a Lender.

10.8.5            Limitations upon Participant Rights Successors and Assigns Generally.  A Participant shall not be entitled to receive any greater payment under Sections 3.4 [LIBOR Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 4.7 [Increased Costs], 4.8 [Taxes] or 10.3 [ Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.8 [Taxes] unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.8.5 [Status of Lenders] as though it were a Lender.

10.8.6            Certain Pledges; Successors and Assigns Generally.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.9         Confidentiality.

10.9.1            General.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives who are engaged in the administration of this Agreement or the Loans hereunder or rendering legal advice in connection therewith (the “Representatives”) (it being understood that the Representatives to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and, by accepting any Information, shall be deemed to have agreed to be bound to the confidentiality provisions of this Section to the same extent as if they were parties to this Agreement), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as, but no less restrictive than, those of this Section and containing a clause expressly providing that the Borrower is an express beneficiary of such confidentiality provisions, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the written consent of the Borrower or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or other known confidentiality obligation or (Z) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that with respect to clauses (ii), (iii), (v), and (vi), the Administrative Agent or the Lender, as the case may be, provides notification to the Borrower within a reasonable time prior to any disclosure or, if such prior notification is not reasonably practicable, then as soon as reasonably practicable.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.9.2            Sharing Information With Affiliates of the Lenders.  The Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and the Borrower hereby authorizes each Lender to share any information delivered to such Lender by the Borrower and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 10.9.1 [General].

10.10       Counterparts; Integration; Effectiveness.

10.10.1          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments.  Except as provided in Section 6 [Conditions Of Lending], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11       CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

10.11.1          Governing Law.  This Agreement shall be deemed to be a contract under the Laws of the State of New York without regard to its conflict of laws principles.

10.11.2          SUBMISSION TO JURISDICTION.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE A PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST EACH PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

10.11.3          WAIVER OF VENUE.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 10.11.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.

10.11.4          SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION].  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.11.5          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.12       USA Patriot Act Notice.  Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrower in accordance with the USA Patriot Act.

[SIGNATURE PAGE TO CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

ATTEST:	THE DAYTON POWER AND LIGHT COMPANY

By:
	Name:	Frederick J. Boyle
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Controller

[SIGNATURE PAGE TO CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, individually and as Administrative Agent

By:
Name:	Joseph Richardson
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMMERCE BANK, N.A.

By:
Name:	James B. Forse
Title:	Regional Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

FIRST COMMONWEALTH BANK

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

COMERICA BANK

By:
Name:
Title:

SCHEDULE 1.1(A)

PRICING GRID—
VARIABLE PRICING AND FEES BASED ON RATINGS
(PRICING EXPRESSED IN BASIS POINTS)

Level	S&P Rating	Moody’s Rating	Fitch Rating	Facility Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	A or higher	A2 or higher	A or higher	25	75	175
II	A-	A3	A-	30	100	200
III	BBB+	Baa1	BBB+	35	125	225
IV	BBB	Baa2	BBB	40	150	250
V	BBB-	Baa3	BBB-	50	175	275
VI	Lower than BBB-	Lower than Baa3	Lower than BBB-	62.5	200	300

If at any time each Rating Agency issues a different rating, then the Applicable Facility Fee Rate and the Applicable Margin shall be determined based on the intermediate rating at such time.  If at any time two Rating Agencies issue the same rating, which is different than the other Rating Agency, the rating issued by such other Rating Agency shall be disregarded, and the Applicable Facility Fee Rate and the Applicable Margin shall be determined based on the two identical ratings at such time.  If there is no S&P Rating and Fitch Rating, then the Applicable Facility Fee Rate and the Applicable Margin shall be determined based on the Moody’s Rating.  If there is no Moody’s Rating and Fitch Rating, then the Applicable Facility Fee Rate and the Applicable Margin shall be determined based on the S&P Rating.  If there is no Moody’s Rating and S&P Rating, then the Applicable Facility Fee Rate and the Applicable Margin shall be determined based on the Fitch Rating.  If at any time only two Rating Agencies issue a rating and there is a difference of two or more rating levels between such Rating Agencies, then the Applicable Facility Fee Rate and the Applicable Margin shall be determined based on the intermediate rating levels at the midpoint between the ratings issued by such Rating Agencies at such time or, if there is no midpoint, based on the higher intermediate level.  If (i) there is no S&P Rating, Moody’s Rating and Fitch Rating or (ii) an Event of Default has occurred and is continuing, the Applicable Facility Fee Rate and the Applicable Margin shall be the highest rate per annum indicated therefor in the above table.  The S&P Rating, Moody’s Rating and Fitch Rating in effect on any date for purposes of determining the Applicable Facility Fee Rate and the Applicable Margin shall be that S&P Rating, Moody’s Rating and Fitch Rating in effect at the close of business on such date.  Each change in the Applicable Facility Fee Rate and the Applicable Margin resulting from a publicly announced change in the S&P Rating, the Fitch Rating and/or the Moody’s Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.